Exhibit 99.1

Interlink Electronics Reports Third Quarter 2020 Results

November 12, 2020 2:00 PM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (OTC: LINK), a world-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies, today announced its financial results for the three and nine months ended September 30, 2020. GAAP net income for the quarter was $65 thousand (or $0.01 per share), reflecting a decrease from GAAP net income of $111 thousand (or $0.02 per share) for the prior year period.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended September 30,				Nine months ended September 30,
Consolidated Financial Results	2020	2019	$ ∆	% ∆	2020	2019	$ ∆	% ∆
Net revenue	$1,548	$2,157	$(609)	(28.2)%	$4,941	$5,613	$(672)	(12.0)%
Gross profit	$811	$1,081	$(270)	(25.0)%	$2,768	$2,834	$(66)	(2.3)%
Gross margin	52.4%	50.1%			56.0%	50.5%

Income (loss) from operations	$(79)	$203	$(282)	(138.9)%	$(110)	$231	$(341)	(147.6)%

Net income (loss)	$65	$111	$(46)	(41.4)%	$60	$(94)	$154	(163.8)%
Earnings (loss) per share (basic and diluted)	$0.01	$0.02	$(0.01)		$0.01	$(0.01)	$0.02

•	Revenue in the third quarter of 2020 decreased approximately 28% to $1.5 million from $2.1 million in the same year-ago period, primarily due to lower demand caused by the COVID-19 pandemic.

•	Gross margin increased to 52.4% from 50.1% due to product mix and operational efficiencies.

•	Income (loss) from operations was a loss of ($79) thousand for the third quarter of 2020, compared with income of $203 thousand in the same period in 2019. Operating income (loss) was impacted by lower gross profit and nearly flat operating expenses.

•	In the third quarter of 2020, after-tax net income was $65 thousand or $0.01 per basic and diluted share, compared to after-tax net income of $111 thousand or $0.02 per basic and diluted share in the same year-ago period.

•	The company ended the period with $6.1 million in cash and cash equivalents.

“We continue to position our business for future growth by increasing our investment in sales & marketing and recruiting senior technical resources in conjunction with the build-out of our R&D center in our existing Camarillo footprint. We expect to launch the world-class design lab in the first quarter of 2021,” said Steven N. Bronson, CEO of Interlink Electronics, Inc. Mr. Bronson also commented, “We are also moving forward with our efforts to list our common stock for trading on the NASDAQ Capital Market during the first quarter of 2021, having recently filed our application with NASDAQ to begin the process. A successful uplisting will play a role in our strategy to actively pursue acquisitions in 2021.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted provider of HMI, sensor, and IoT solutions. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry in the commercialization of its patented Force Sensing Resistor® technology and has supplied some of the world's top electronics manufacturers with intuitive sensor and interface technologies like the VersaPad and the new VersaPad Plus, which boasts the largest active surface area of any resistive touchpad. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets—including medical, automotive, consumer electronics, telecommunications, and industrial control—providing standard and custom-designed sensors that give engineers the flexibility and functionally they seek in today's sophisticated electronic devices. Interlink serves an international customer base from its headquarters in Irvine, Calif., and pending world-class materials science lab and R&D center in Camarillo, Calif. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains forward-looking statements. Forward-looking statements include, but are not limited to, the timing for launch of our R&D center, plans to list our shares on NASDAQ and our intention to pursue acquisitions in 2021, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: our ability to meet NASDAQ’s initial listing requirements; our ability to identify suitable acquisitions candidates on acceptable terms; our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184